UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2011

MXENERGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138425	20-2930908
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

595 Summer Street, Suite 300, Stamford, Connecticut  06901

(Address and zip code of principal executive offices)

203-356-1318

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy  the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Sempra Energy Trading LLC (“RBS Sempra”) is the sole holder of Class B common stock, par value $0.01 per share (“Class B Common Stock”) of MXenergy Holdings, Inc. (the “Company”).  Class B Common Stock represents approximately 7.3% of the Company’s total outstanding common stock.  In connection with two master supply and hedge agreements, RBS Sempra is also the Company’s primary liquidity and hedge provider.  Pursuant to the terms of the Company’s Certificate of Incorporation, RBS Sempra is entitled to appoint one director to the Company’s Board of Directors (the “Class B Director”).  In March 2010, RBS Sempra appointed Jacqueline Mitchell to serve as the Class B Director.  Effective February 4, 2011, Ms. Mitchell resigned from her role as the Class B Director due to her resignation from her position at RBS Sempra.   During her tenure, Ms. Mitchell served on the Executive, Compensation and Governance Committee and the Risk Oversight Committee of the Company’s Board of Directors.

Also effective February 4, 2011, RBS Sempra appointed Wayne Kubicek to serve as the Class B Director and Mr. Kubicek accepted the appointment.  Mr. Kubicek is a Managing Director and Deputy General Counsel at RBS Sempra, where he provides legal advice and assistance to RBS Sempra’s senior management and its commodity trading and marketing team.  As senior legal counsel, Mr. Kubicek is responsible for the management and mitigation of legal and other non-market risks.  With over 25 years of experience providing counsel to major firms in the domestic and international energy trading markets, Mr. Kubicek is expected to provide the Company with the benefit of his risk management skills and transactional expertise.  Mr. Kubicek will also serve on the Executive, Compensation and Governance Committee and the Risk Oversight Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MXENERGY HOLDINGS INC.
(Registrant)

Date: February 8, 2011	/s/ Chaitu Parikh
	Name:	Chaitu Parikh
	Title:	Executive Vice President and Chief Financial Officer